EXHIBIT 99.1
N E W S   R E L E A S E

FOR IMMEDIATE RELEASE	CONTACT:
Mary Kerr
Vice President
Investor and Public Relations
(717) 751-3071
mkerr@bonton.com
THE BON-TON STORES, INC. ANNOUNCES TWO NEW BOARD MEMBERS
     York, PA, August 8, 2007—The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced its Board of Directors has increased the size of the Board from eight to ten members and unanimously elected Thomas K. Hernquist and Todd C. McCarty to fill the two new seats, effective immediately.
     Mr. Hernquist, 49, is Senior Vice President and Global Chief Growth Officer of The Hershey Company (“Hershey”), Hershey, Pennsylvania, the nation’s largest marketer of chocolate, non-chocolate confectionery and chocolate-related grocery products. Mr. Hernquist is currently responsible for company-wide consumer insights and strategic growth plans, global branding and innovation, and corporate social responsibility. He has also held other senior management positions at Hershey. Prior to joining Hershey in 2003, Mr. Hernquist was Senior Vice President — Marketing for Jim Beam Brands Worldwide, Inc. from 2002 to 2003. He received a B.A. degree from the University of Virginia and an M.B.A. degree from Dartmouth College — Amos Tuck School of Business.
     Mr. McCarty, 41, is Senior Vice President, Human Resources of Rite Aid Corporation (“Rite Aid”), Camp Hill, Pennsylvania, which operates approximately 5,100 drugstores in 31 states. Mr. McCarty leads the human resource function for Rite Aid, and his duties include direct management of talent and performance systems; executive, management and store compensation; health and welfare benefits services; diversity; labor relations and training. Prior to joining Rite Aid in 2005, Mr. McCarty was Senior Vice President, Human Resources of Starwood Hotels & Resorts Worldwide, Inc. from 2000 to 2005. Mr. McCarty received a Bachelor of Business Administration degree from the University of Minnesota — Carlson School of Management.
     Tim Grumbacher, Executive Chairman of the Board, commented, “We are very pleased to welcome Tom and Todd as members of our Board of Directors. I believe Tom’s background in brand-building and development of profit-enhancing programs will be valuable to Bon-Ton. In addition, we look forward to leveraging Todd’s experience and vast knowledge in the human resource field. We welcome their insight and counsel as we continue to execute our business strategies for profitable growth and increased shareholder value.”
     The Bon-Ton Stores, Inc. operates 278 stores, which includes nine furniture galleries, in 23 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson Pirie Scott, Elder-Beerman, Herberger’s and Younkers nameplates and under the Parisian nameplate, two stores in the Detroit, Michigan area. The stores offer a broad assortment of brand-name fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the Investor relations section of the Company’s website at www.bonton.com/investor/home.asp.